EXHIBIT (e)(4)

June 25, 2008
Hisamitsu Pharmaceutical Co., Inc.
Marunouchi 1-11-1, Chiyoda-ku
Tokyo 100-6221, Japan

Attention:	Hirotaka Nakatomi
President & Chief Executive Officer

Dear Mr. Nakatomi:

In connection with the consideration of a possible negotiated transaction or transactions between Noven Pharmaceuticals, Inc. and Hisamitsu Pharmaceutical Co., Inc. (individually, a “Party”, and collectively, the “Parties”), including potential licensing transactions, joint ventures or other collaborations, each Party has requested or will request certain information from the other Party. As a condition to being furnished such information, each Party agrees to treat any information concerning the other Party which is furnished by or on behalf of the other Party (collectively, the “Evaluation Material”) in accordance with the provisions of this agreement.

Unless the context requires otherwise, references to a “Party” in this agreement are deemed to include the directors, officers, employees, advisors and agents of the Party, and each Party shall be responsible for any breach of this agreement by its directors, officers, employees, advisors and agents. For purposes of this agreement, the term “Owner” means the Party supplying Evaluation Material, and the term “Recipient” means the Party receiving Evaluation Material. The term “Evaluation Material” does not include information which (1) is or becomes generally available to the public other than as a result of a disclosure by the Recipient in violation of this agreement, (2) was in the possession of the Recipient prior to receipt thereof from the Owner provided that such information is not known by the Recipient to be the subject of another confidentiality agreement with or other obligation of secrecy to the Owner or another party, (3) becomes available to the Recipient on a non-confidential basis from a source other than the Owner, provided that such source is not bound by a confidentiality agreement with, or other obligation of secrecy to, the Owner or another party, or (4) is independently developed by the Recipient without use of any Evaluation Material of the Owner, as evidenced by the Recipient’s written records.

Each Party agrees that (1) it will use the Evaluation Material solely for the purposes of evaluating a possible negotiated transaction between the Parties (the “Purpose”) and for no other purpose, (2) it will maintain the Evaluation Material confidential, (3) it will not at any time or in any manner, directly or indirectly, disclose to any person any or all of the Evaluation Material, and (4) it will not disclose to any person either the fact that information has been provided under this agreement or that discussions or negotiations are taking or have taken place concerning the Purpose, or any terms, conditions or other facts with respect to any such discussions or negotiations or the status thereof.

Notwithstanding the foregoing, the Evaluation Material may be disclosed to a Party’s directors, officers, employees, advisors and agents who need to know such information for the Purpose; provided that such directors, officers, employees, advisors and agents shall be informed by the Party of the confidential nature of such information and the restrictions contained in this agreement and shall be directed to treat such information in accordance with the terms of this agreement. In addition, nothing contained in this agreement shall be deemed to prevent disclosure of the fact that the Evaluation Material has been made available to either Party, that discussions or negotiations are taking place concerning a possible transaction involving either Party, or any of the terms, conditions or other facts with respect thereto, including the status thereof, if, in the opinion of a Party’s legal counsel, such disclosure is required to be made by law, in connection with any filings made with the Securities and

Hisamitsu Pharmaceutical Co., Inc.
June 25, 2008

Exchange Commission, or by the disclosure policies of the principle stock exchange on which such Party’s stock is traded, but in each such case, only after prior notice to and consultation with the other Party.

To secure the confidentiality of the Evaluation Material, the Recipient shall: (1) keep separate all the Evaluation Material and all information generated by the Recipient based thereon from other documents and records of the Recipient; (2) keep all documents and any other material relating to or incorporating any of the Evaluation Material at the usual place of business of the Recipient or at the place of business of a Recipient’s advisors used in connection with the Purpose except as specifically permitted in writing by the Owner; (3) take all reasonable precautions to maintain the confidentiality of the Evaluation Material; (4) make copies of the Evaluation Material only to the extent required for the Purpose by the Recipient; and (5) at the request of the Owner made at any time, deliver to the Owner, within 10 business days of such request, all Evaluation Material, including originals or copies thereof, that are in the possession of the Recipient, and destroy all notes, memoranda, extracts, reports or other writings that relate to or incorporate any part of the Evaluation Material prepared by the Recipient, except that one archival copy of written material to be kept confidential and segregated from Recipient’s regular files may be retained by Recipient’s legal counsel solely for purposes of verifying compliance with this Agreement.

In the event that either Party is requested or required in an investigation, legal proceeding or similar process to disclose any of the Evaluation Material, such Party shall provide the other Party with prompt written notice of any such request or requirement so that the other Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, such Party is nonetheless, in the written opinion of counsel, legally compelled to disclose Evaluation Material, such Party may, without liability hereunder, disclose only that portion of the Evaluation Material which counsel advises that it is legally required to disclose, provided that such Party exercises its best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

Except as shall otherwise be agreed in writing in the future by the Parties: (1) the Owner does not make any representation or warranty as to the accuracy or completeness of the Evaluation Material disclosed by such Owner; and (2) the Owner shall not have any liability to the Recipient resulting from the use by the Recipient of the Evaluation Material.

Each Party agrees that for a period commencing on the date of this agreement and expiring on the earlier of: (i) two years from the date of this agreement; or (ii) the public announcement by Noven of a partnership or collaboration agreement entered into between the parties, neither it nor any of its affiliates (as defined in Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) will, unless specifically invited in writing by the other Party, directly or indirectly, in any manner:

(a) acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, any direct or indirect beneficial interest in any voting securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting securities of the other Party or any of its affiliates;

(b) make, or in any way participate, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Exchange Act) or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any voting securities of the other Party or any of its affiliates;

(c) form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the other Party or any of its affiliates;

(d) acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (i) any of the assets, tangible and intangible, of the other Party or any of its

Hisamitsu Pharmaceutical Co., Inc.
June 25, 2008

affiliates or (ii) direct or indirect rights, warrants or options to acquire any assets of the other Party or any of its affiliates, except for such assets as are then being offered for sale by the other Party or any of its affiliates;

(e) arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the other Party or any of its affiliates, except for such assets as are then being offered for sale by the other Party or any of its affiliates;

(f) otherwise act, alone or in concert with others, to seek to propose to the other Party or any of its affiliates or any of their respective stockholders any business combination, restructuring, recapitalization or similar transaction to or with the other Party or any of its affiliates or otherwise seek, alone or in concert with others, to control, change or influence the management, board of directors or policies of the other Party or any of its affiliates or nominate any person as a director of the other Party or any of its affiliates who is not nominated by the then incumbent directors or propose any matter to be voted upon by the shareholders of the other Party or any of its affiliates; or

(g) announce an intention to do, or enter into any agreement or understanding with others to do, any of the actions restricted or prohibited under clauses (a) through (f) of this paragraph.

Notwithstanding the preceding paragraph, either Party or any of its affiliates may purchase less than five percent of any class of securities of the other Party registered under Section 12 or 15 of the Exchange Act; provided that such percent limit shall apply collectively to any Party and its affiliates to the extent such Party and such affiliates are acting as a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

Each Party agrees that for a period of three years following the date of this agreement it will not, directly or indirectly, employ, offer employment to, or participate in any discussions concerning employment with, any person who, as of the date of this agreement or at any time during the three years following the date of this agreement, is an employee of the other Party or any of its subsidiaries; provided that this paragraph shall not prohibit general solicitations of employment made in newspapers or other publications of broad circulation.

The Parties acknowledge and agree that any breach of this agreement by any Party will cause irreparable harm to the other Party for which monetary damages would be inadequate, and that, in addition to such other remedies that may be available, including recovery of damages, the injured Party shall be entitled to seek specific enforcement of the provisions hereof and injunctive relief.

The Parties acknowledge that they are aware and will advise their directors, officers, employees, advisors and agents who are informed as to the matters related to the Purpose, that the United States securities laws and Japanese unfair competition laws prohibit any person who has received from an issuer material non-public information concerning the issuer (which includes the existence of conversations regarding the Purpose) from purchasing or selling securities of such issuer or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflict of law, may not be amended except pursuant to a writing signed by the Parties, and shall be binding on and inure to the benefit of the Parties and their successors and assigns.

Each Party understands and agrees that no contract or agreement providing for any transaction shall be deemed to exist between the Parties by virtue of this agreement or any written or oral expression with respect to any transaction unless and until a final definitive agreement is executed and delivered by the Parties.

Please confirm that the foregoing fully and accurately sets forth the agreement between the Parties by executing a counterpart hereof and returning it to the undersigned.

Very truly yours,

Hisamitsu Pharmaceutical Co., Inc.
June 25, 2008

NOVEN PHARMACEUTICALS, INC.

By:	/s/ Peter Brandt
Peter Brandt
President & Chief Executive Officer

CONFIRMED AND AGREED:

HISAMITSU PHARMACEUTICAL CO., INC.

By:	/s/ Hirotaka Nakatomi
Hirotaka Nakatomi
President & Chief Executive Officer